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                                                                    Exhibit 99.1


     eResearchTechnology, Inc. Reports Second Quarter 2001 Operating Results

          Achieves Sequential Revenue Growth of 18% Over First Quarter


PHILADELPHIA, PA July 25/PR Newswire/--eResearchTechnology, Inc. (NASDAQ: ERES) reported today its financial results for the second quarter of 2001.

Net revenues for the three months ended June 30, 2001 were $7.0 million versus $5.9 million for the prior quarter ended March 31, 2001 and $7.1 million for the three months ended June 30, 2000. The company reported net income of $86,000 or $0.01 per share in the second quarter of 2001, compared to a net loss of $101,000 or $0.01 per share in the second quarter of 2000, excluding additional gain recognized during the second quarter of 2000 resulting from the 1999 sale of the company's CRO Operations. Overall, the company reported net income of $48,000 or $0.01 per share in the second quarter of 2000.

Net revenues of $7.0 million in the second quarter represents an 18% sequential increase in revenues over the first quarter of 2001. Service revenues in the second quarter of 2001 increased by 19% over the second quarter of the prior year while revenue from licenses declined to $198,000 from $1.4 million in the same period in 2000. Joseph Esposito, President and CEO, commented, "The quarterly results reflect increased activity in all of our service segments. Our centralized diagnostic services and technology services businesses exceeded expectations as a result of performance under several large service contracts during the quarter. We continue to see caution in the general business climate resulting in delays in signing one-time license contracts."

Net revenues for the six months ended June 30, 2001 were $12.9 million versus $13.1 million for the six months ended June 30, 2000. Excluding an asset impairment charge that was recorded in the first quarter of 2001 and additional gain recognized from the sale of the CRO operations that was recorded in both the six months ended June 30, 2001 and 2000, the Company had a net loss of $456,000 or $0.07 per share for the six months ended June 30, 2001, compared to a net loss of $314,000 or $0.05 per share for the same period in the prior year. Overall, the company reported a net loss of $5.4 million or $0.77 per share for the six months ended June 30, 2001, compared to a net loss of $165,000 or $0.02 per share for the six months ended June 30, 2000.

Company Financial Guidance for 2001

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. Visibility on software licenses remains less clear as capital expenditures in excess of $500,000 continue to receive extra scrutiny in the company's experience. However, the company expects sequential revenue growth between five to fifteen percent quarter over quarter for the third quarter and ten to twenty percent quarter over quarter for the fourth quarter based primarily on the company's services backlog.


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Annual revenue growth over 2000 is projected to be between five to ten percent, which will produce an operating profit for the year, excluding asset impairment charges. The company expects earnings per share to fall within the following ranges for the remainder of 2001: third quarter - $0.01 to $0.07; and fourth quarter - $0.07 to $0.15. With $19.6 million in cash and short-term investments at June 30, 2001, the company has sufficient capital on hand to complete this year's business plan and position the company for future growth.

Services
The quarter reflects strong activity in all of the company's service areas. The increased revenues in the diagnostics services business reflect new customers as well as increased penetration of existing accounts. In the technology business, the company believes there is strong movement to pilot projects related to eTrials and, as such, the company's ASP model is extremely timely. The company currently has four clients live on the ASP model reflecting the rapid deployment capability built into their ASP approach. The ASP approach offers the company the opportunity to build market share and obtain accounts that historically were not willing to purchase legacy solutions through a one-time license fee. This quarter, the company launched the "eResNet 7500" campaign aimed at the small to mid-tier biopharma community. This package provides a complete solution to mid-tier pharmaceutical and fast growing biotechnology companies for as little as $7,500 per month so that they can conduct paper based trials as well as electronic trials utilizing an infrastructure that requires minimal cash outlay and minimal technical support. Additionally, the company estimates that all of its customers who have licensed eResNets to date will be operational by the end of the year. This will enable clients to use and then reuse these networks to conduct their trials, generating incremental network subscription fees from clients that are authorizing network access to physicians, site coordinators and site monitors for electronic data capture and study monitoring beginning in the fourth quarter of this fiscal year.

Licenses
The company completed extensions to two existing technology agreements during the quarter. The company believes it continues to have the best end-to-end solution that is competitively priced and fully supported. eRT now offers the most flexible customer acquisition strategy allowing clients to purchase or rent the applications on either a monthly or annual basis. The company's pipeline for eResNets is strong reflecting the overall interest in eRT's technology solution and the company's expanded sales and professional services organization. The company had 14 eResNet customers at June 30, 2001 and, provided that license agreements are signed in the third and fourth quarters, expects to have between 20 and 25 eResNet customers by the end of 2001.
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Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.ert.com), is a business-to-business provider of integrated software applications and technology consulting services to the pharmaceutical, biotechnology and medical device industries. The company offers Internet and other technology-based solutions designed to streamline the clinical trials process by enabling its customers to automate many parts of a clinical trial. The company is also a market leader in providing centralized core-diagnostic electrocardiographic services on a global basis.

Statements included in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues and net income due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company's financial results can be found in the Company's Report on Form 10-K & 10-Q filed with the Securities and Exchange Commission (SEC).




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                                             eResearchTechnology, Inc. and Subsidiaries
                                           Condensed Consolidated Statements of Operations
                                                (in thousands, except per share data)

                                                   For the Three Months Ended                      For the Six Months Ended
                                                 June 30, 2001         June 30, 2000          June 30, 2001        June 30, 2000
                                                 ----------------    ---------------          ----------------------------------
                                                             (unaudited)                                   (unaudited)
Net revenues:
    Licenses                                        $     198             $   1,362           $      224             $   2,355
    Services                                            6,760                 5,699               12,628                10,787

Total net revenues
                                                        6,958                 7,061               12,852                13,142

Costs of revenues:
    Cost of licenses                                      128                   153                  234                   239
    Cost of services                                    3,041                 3,289                6,155                 6,382

Total costs of revenues                                 3,169                 3,442                6,389                 6,621

Gross margin                                            3,789                 3,619                6,463                 6,521

Operating expenses:
    Selling and marketing                               1,401                 1,275                2,730                 2,466
    General and administrative                          1,272                 1,739                2,601                 3,274
    Reseach and development                             1,216                 1,155                2,465                 1,958
    Asset impairment charge                                 -                     -                4,970                     -

Total operating expenses                                3,889                 4,169               12,766                 7,698

Operating loss                                           (100)                 (550)              (6,303)               (1,177)
Interest income, net                                      243                   382                  604                   654
Gain on sale of domestic CRO operations                     -                   248                  232                   248

Income (loss) before income taxes                         143                    80              (5,467)                 (275)
Income tax benefit (provision)                            (57)                  (32)                222                   110
Minority interest dividend                                  -                     -                (116)                     -

Net income (loss)                                   $      86             $      48           $  (5,361)             $   (165)

Basic and diluted net income (loss) per share       $    0.01             $    0.01           $   (0.77)             $  (0.02)


                                               Consolidated Balance Sheet Information
                                                           (in thousands)

                                                                         June 30, 2001        December 31, 2000
                                                                          (unaudited)

Working Capital                                                           $  18,200            $  30,689

Total Assets                                                                 40,361               53,964

Shareholders' Equity                                                         30,416               34,170
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